Exhibit 3.116

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A CORPORATION TO A LIMITED LIABILITY COMP ANY PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT OF ENSCO OFFSHORE COMP ANY I. The jurisdiction where ENSCO Offshore Company (the "Corporation") was first formed is the State of Delaware. 2. The jurisdiction of the Corporation immediately prior to filing this Certificate of Conversion is the State of Delaware. 3. The date the Corporation was first formed is October 17, 1990. 4. The name of the Corporation immediately prior to filing this Certificate of Conversion is ENSCO Offshore Company. 5. The name of the Limited Liability Company as set forth in the Certificate of Formation is ENSCO Offshore LLC. IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the __ day of December 2020. ENSCO OFFSHORE COMPANY By: u2~J~~ Name: Colleen Gra · Title: Directm-,VicPresident and Secretary KE 72895998